EXHIBIT 99.1

August 13, 2003

FOR IMMEDIATE RELEASE

Hard Rock Hotel & Casino in Las Vegas
Reports 2nd Quarter Net Revenues, EBITDA & Net Income

LAS VEGAS, August 13/PRNewswire/ – Hard Rock Hotel, Inc. (“Hard Rock”), which owns and operates the Hard Rock Hotel & Casino in Las Vegas, Nevada, today reported second quarter net revenues increased $0.9 million or 2% to $35.0 million compared with $34.1 million in the year-earlier three-month period.  Earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (“EBITDA”) (1), decreased $0.8 million or 8% to $8.9 million compared with $9.7 million in the year-earlier period.  Net income decreased $5.7 million to a net loss of $2.0 million from a net income of $3.7 million in the year-earlier period.

Quarterly net revenues improved due to increased revenues in every department except retail which experienced a 7% decline.  Casino revenues increased due to a 33% improvement in slot revenues and a 257% increase in race and sports revenues even though table games revenues decreased 12% due to a decline in drop and hold percentage.  EBITDA declined due to lower food and beverage net operating margins from a decline in banquet revenues, increased marketing expenses related to special events such as the Howard Stern live broadcast, increased general and administrative expenses for payroll related expenses and repair and maintenance, and increased related party expenses for corporate overhead.  Net income also decreased due to increased interest expense and a loss on early extinguishment of debt.  Interest expense increased due to debt issued to pay $15.0 million of accrued dividends on the Company’s preferred stock and interest on the $50.0 million of qualified subordinated debt issued in exchange for the Company’s outstanding preferred stock and the remaining accrued dividends.  Loss on early extinguishment of debt is related to a $3.0 million premium paid to the holders of the Company’s 9 1/4% Senior Subordinated Notes due 2005, which were tendered or called during the second quarter of 2003, and due to a $1.2 million write-off of unamortized deferred debt issuance costs related to the tendered and called Notes.

Peter Morton, Hard Rock’s Chairman of the Board and Chief Executive Officer, commenting on the quarterly results stated, “We are pleased to have a new long-term debt structure in place that provides the Company with financial flexibility to pursue targeted growth capital expenditures such as our new 4,500 square foot “mega-suite”, a 2-level expansion of our parking garage, a remodeling of our nightclub and an expansion which more than doubles the area of our meeting room facilities.  We also believe that the increased marketing expenditures have broadened awareness of the property and will continue to drive revenues in the future.”

There will be a conference call open to investors:

•                  Date:                                            Friday, August 22, 2003

•                  Time:                                           2:00 P.M. Eastern Daylight Time

11:00 A.M. Pacific Daylight Time

Dial:                                                800-450-0819 Domestic only

CONTACT:                                 Jim Bowen of Hard Rock Hotel, Inc., 702-693-5031

This press release contains certain forward-looking statements, which Hard Rock is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of Hard Rock, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Additional information concerning risk factors that could cause actual results or events to differ materially from those projected in the forward-looking statements are contained in Hard Rock’s filings with the Securities and Exchange Commission.

HARD ROCK HOTEL, INC.
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Casino	$13,798	$13,753	$28,047	$27,146
Lodging	7,737	7,209	15,096	13,822
Food and beverage	12,161	11,658	23,398	21,618
Retail	2,211	2,384	4,236	4,625
Other income	1,985	1,964	3,687	3,616
Gross revenues	37,892	36,968	74,464	70,827
Less: complimentaries	(2,915)	(2,820)	(5,605)	(5,363)
Net revenues	34,977	34,148	68,859	65,464

Costs and expenses:
Casino	8,011	8,452	16,749	16,264
Lodging	1,846	1,783	3,784	3,517
Food and beverage	6,272	5,557	12,102	10,587
Retail	946	989	1,861	1,998
Other	1,003	1,047	1,881	1,918
Marketing	2,156	1,658	3,237	3,597
Related party expenses	1,126	888	2,205	1,778
General and administrative	4,682	4,058	9,398	8,191
Pre-opening expense	11	—	23	—
Total costs and expenses	26,053	24,432	51,240	47,850

Earnings before interest, taxes, depreciation and amortization and early extinguishment of debt (“EBITDA”)	8,924	9,716	17,619	17,614

Depreciation and amortization	2,887	2,744	5,776	5,657
Interest expense, net	3,760	3,285	7,019	6,660
Loss on early extinguishment of debt	4,258	—	4,258	—
Income tax (benefit) provision	—	—	(100)	—
Other (income) expense, net	(3)	(44)	33	44
Net Income (Loss)	(1,978)	3,731	633	5,253

Preferred stock dividends	946	1,337	2,346	2,643
Income (Loss) applicable to common shareholders	$(2,924)	$2,394	$(1,713)	$2,610

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

Applicable to common shareholders	$(38.46)	$31.49	$(22.53)	$34.33

Weighted average number of common shares outstanding	76,023	76,023	76,023	76,023

Reconciliation of Net Income to EBITDA (1)
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net Income (Loss)	$(1,978)	$3,731	$633	$5,253

Depreciation and amortization	2,887	2,744	5,776	5,657
Interest expense, net	3,760	3,285	7,019	6,660
Loss on early extinguishment of debt	4,258	—	4,258	—
Income tax (benefit) provision	—	—	(100)	—
Other (income) expense, net	(3)	(44)	33	44

Earnings before interest, taxes, depreciation and amortization and early extinguishment of debt (“EBITDA”)	$8,924	$9,716	$17,619	$17,614

(1)  EBITDA consists of earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt.  EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in EBITDA.  Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

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